Exhibit 99.1

GREENHOUSE SOLUTIONS ANNOUNCES CUSTOM PRODUCT DEVELOPMENT CONTRACT

SHELTON, CT, November 29/PRNewswire/ -- Greenhouse Solutions Inc. (OTC Bulletin Board: GRSU) Acting CEO and President Michael Grischenko announced today that the company has signed a Product Development contract to develop three models of greenhouses. The company has engaged Korus Enterprises Inc., an expert in seamless integration from concept to CAD production. Mr. Grischenko stated, “We are pleased to utilize Korus’ knowledge and experience in product development, and their relationships with overseas manufacturers.”

Greenhouse Solutions will develop three models of greenhouses for the company’s “Urban Gardening Kits”:

1.      “Kitchen Helper” for a balcony set up with 3-6 square feet of usable space;

2.      “Gardener Solution” for a balcony set up with 10-15 square feet of usable space;

3.      “Chef’s Inspiration” for a backyard set up with 20-35 square feet of usable space.

According to Mr. Grischenko, “There is a vast selection of greenhouses available on the market. However, we still see an opportunity to sell products to a specialized group of gardeners – the urban gardener. With the right product mix, we plan to position Greenhouse Solutions as a leader in this segment.”

About Greenhouse Solutions

Greenhouse Solutions Inc. (OTCBB:GRSU) is a wholesaler/distributor of greenhouses and urban gardening kits in the North American market. Greenhouse sells urban gardening products such as greenhouses, growing racks, potting accessories and other products that are intended for use in small urban spaces, such as balconies, patios and backyards.

Forward-Looking Statements

This press release contains certain "forward-looking statements" related to the businesses of Greenhouse Solutions Inc. which can be identified by the use of forward-looking terminology such as "plans," "expects" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to the Company's growth and profitability, growth strategy, liquidity, trends in the industry in which the Company operates, and other factors that may cause actual results to be materially different from those described in this press release. Certain of these risks and uncertainties are or will be described in greater detail in our public filings with the U.S. Securities and Exchange Commission. Greenhouse Solutions Inc. assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.

Contacts:

Greenhouse Solutions Inc.

http://www.greenhouselife.com

Michael Grischenko, President and CEO

(203) 242-3065

(203) 402-7201 FAX

michaelg@greenhouselife.com